Exhibit 5.1
Fulbright & Jaworski l.l.p.
A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

Telephone: (713) 651-5151	Facsimile: (713) 651-5246
September 14, 2007
Cal Dive International, Inc.
400 North Sam Houston Parkway E., Suite 1000
Houston, Texas 77060
Ladies and Gentlemen:
     We have acted as counsel to Cal Dive International, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 20,383,885 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be offered upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger dated June 11, 2007, by and among the Company, Cal Dive Acquisition, LLC, a wholly-owned subsidiary of the Company, and Horizon Offshore, Inc. (the “Merger Agreement”).
     In connection with the foregoing, we have examined originals or copies of such corporate records, as applicable, of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof and the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us.
     Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued by the Company in accordance with the terms of the Merger Agreement, will be duly and legally issued, fully paid and nonassessable.
     The opinions expressed herein are limited exclusively to the federal laws of the United States of America, and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.

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